                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                          Nanopierce Technologies, Inc
                       Computation of Net Loss Per Share

                                                           Year ended June 30

                                                            1998                  1997

Loss from continuing operations                          ($1,137,334)          ($178,234)

Loss from discontinued operations                                              ($308,858)
                                                         --------------------------------
Net loss                                                 ($1,137,334)          ($487,092)

Series A preferred stock dividend                           ($60,417)
                                                         --------------------------------
Net loss applicable to common shareholders               ($1,197,751)          ($487,092)
                                                         ================================
Weighted average number
of common shares                                           6,621,757           3,518,286
                                                         ================================
Net loss per common share:
  Continuing operations                                       $(0.18)             $(0.05)
  Discontinued operations                                                         $(0.09)
                                                         --------------------------------
  Net loss                                                    $(0.18)             $(0.14)
                                                         ================================


Diluted loss per share is not presented as the effect of the potential conversion of preferred stock to common stock would decrease loss per share.